Exhibit 11
TALX CORPORATION AND SUBSIDIARIES
Statement Regarding Computation of Earnings Per Share
(unaudited)

	Three Months Ended June 30,
	2005	2006
Basic Earnings Per Share:

Net earnings:
Continuing operations	$6,425,000	$7,319,000
Discontinued operations	202,000	—

Net earnings	$6,627,000	$7,319,000

Weighted average number of common shares outstanding	31,425,114	32,118,711
Less: weighted average number of treasury shares	(36,342)	(33,582)

Weighted average number of common and common equivalent shares outstanding	31,388,772	32,085,129

Basic earnings per common share:
Continuing operations	$0.20	$0.23
Discontinued operations	0.01	—

Net earnings	$0.21	$0.23

Diluted Earnings Per Share:

Net earnings:
Continuing operations	$6,425,000	$7,319,000
Discontinued operations	202,000	—

Net earnings	$6,627,000	$7,319,000

Weighted average number of common shares outstanding	31,425,114	32,118,711
Dilutive effect of restricted shares	22,500	18,460
Weighted average number of shares issuable under employee stock plans	24,024	19,886
Dilutive effect of the exercise of stock options	1,880,738	1,823,945
Dilutive effect of the exercise of warrants	89,586	—
Less: weighted average number of treasury shares	(36,342)	(33,582)

Weighted average number of common and common equivalent shares outstanding	33,405,620	33,947,420

Diluted earnings per common share:
Continuing operations	$0.19	$0.22
Discontinued operations	0.01	—

Net earnings	$0.20	$0.22

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